Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 10, 2016	For more information contact: Andy Cebulla Director of Investor Relations and Treasurer (952) 937-4000

MTS REPORTS FISCAL 2016 SECOND QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN., May 10, 2016 – MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported financial results for its fiscal 2016 second quarter ended April 2, 2016.

➢	Revenue of $137 million was down approximately 5% compared to the prior year driven by the timing of revenue conversion of custom projects
➢	EPS of $0.20 was down $0.57 compared to the prior year driven by revenue timing, Test backlog conversion inefficiencies, and $0.07 from acquisition-related expenses
➢	Strong operating cash flow of $30 million
➢	Solid orders performance of $149 million, down 6% compared to the prior year, but up 20% excluding the impact of large Test orders; Test Service orders increased 15%
➢	Market demand strong with backlog increasing to $388 million and Test opportunity pipeline at $950 million

“The second quarter was disappointing for MTS, as we continue to experience challenges in conversion of our custom-rich project backlog,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “In the second quarter, both revenue and earnings were negatively impacted by a shortage of direct manufacturing labor, delaying the timing of conversion of backlog into revenue into the second half of our fiscal year. In addition, several complex projects required extra engineering resources in order to meet contractual timelines and ultimate customer performance requirements, negatively impacting both revenue and earnings in the quarter. While impacting the quarter, these projects are nearing completion and we do not expect any further significant additional costs will be required to complete them. We also performed a detailed review of our backlog and believe we have quantified and incorporated an appropriate level of contingency for all higher-risk projects into our revised guidance range. Given this analysis, we anticipate our revenue to rebound in the second half of the year; however, the extra engineering cost impact in the second quarter will require us to adjust our guidance for our full year results.

“In order to further reduce our cost structure, we are taking restructuring actions in the third quarter to eliminate, in the aggregate, 55 to 65 positions adopting a leaner Corporate overhead structure and trimming the Test organization to better focus our resources on those technology, engineering and operations roles that are essential to our growth and operational efficiencies moving forward. The reductions are part of our ongoing process to look for opportunities to optimize the Company’s cost structure. Importantly, in our continuing strong demand environment, we expect that these actions will not impact our ability to generate strong organic growth or drive technological advances that our customers so highly value. These cost savings efforts will generate approximately $2.5 to $3.0 million in cost savings in the second half of our fiscal year, and approximately $9 million in annualized savings. Severance and related charges are expected to be between $1.5 to $2.0 million and will largely be recorded in our third quarter of fiscal 2016,” said Dr. Graves.

MTS News Release

“Looking ahead for the future, we were pleased with the Test order activity to date in fiscal 2016, and the pipeline of opportunities we have in front of us. This strong demand profile reflects expanding needs for testing by OEMs to support vehicle electrification, autonomy and a rapidly heightening focus on emissions performance. For the Test business, excluding orders greater than $5.0 million from both periods, orders grew 24%, driven largely by testing systems for advance materials for use in aircraft and automotive applications, along with continuing strong Test Services orders, which were up 15% in the quarter. The Sensors business had a solid quarter from an orders standpoint as well, with order growth of five percent compared to the prior year, reflecting strengthening in both the industrial and mobile hydraulics end-markets. We are encouraged by the development in the Sensors end markets and believe this bodes well for orders in the near future,” Dr. Graves added.

Second Quarter Results

Revenue was $137.1 million, a decline of $6.9 million, or 4.8 percent, 4.1 percent on a constant currency basis, compared to the same quarter in the prior year. Test revenue decreased 4.2 percent resulting from a shortage in direct labor and inefficiencies in execution of complex projects, both of which limited progress on several large projects and, as a result, negatively affected revenue. Sensors revenue declined 7.6 percent due to the timing of orders within the quarter. On a constant currency basis, Test and Sensors revenue decreased 3.5 percent and 6.8 percent, respectively, compared to the same quarter in the prior year.

Gross profit was $45.1 million, down 20.2 percent compared to the same quarter in the prior year. The gross margin rate declined 6.4 percentage points to 32.9 percent. The gross margin decline was driven primarily by inefficiencies in execution of complex projects resulting in higher than expected costs, higher indirect labor headcount in the Test business, and increased warranty and medical claims.

Operating expenses increased $2.0 million and were 29.7 percent of revenue. The increase in operating expenses resulted from acquisition-related expenses of $1.4 million incurred as part of the definitive agreement to acquire PCB Group, Inc. and higher compensation expense from headcount additions, partially offset by a reduction in legal costs. Excluding the acquisition-related expenses, operating expenses as a percent of revenue were within the normal expected range of 27 to 29 percent.

The Company’s effective tax rate was 29 percent, a decrease of 1.6 percentage points compared to the prior year due to tax benefits from the enactment of legislation that made the R&D tax credit permanent. Diluted earnings per share (EPS) were $0.20 compared to $0.77 in the same quarter in the prior year. The revenue decline, inefficiencies in execution of complex projects, higher indirect labor headcount in the Test business, increased warranty and medical claims, and acquisition-related expenses drove the EPS decline. Excluding the acquisition-related expenses, earnings per share would have been $0.27. See “Non-GAAP Financial Measures” below for further information.

Orders were $148.6 million, down $10.0 million or 6.3 percent, and down 6.6 percent on a constant currency basis compared to the same quarter in the prior year. Test orders were $123.9 million, down 8.3 percent. The decrease was driven by the timing of large orders (>$5 million), which decreased $32.8 million compared to the prior year. There were two large Test orders in the quarter totaling $13.7 million compared to four large Test orders totaling $46.5 million in the same period last year. Excluding the impact of large orders, Test orders grew 24.4 percent compared to the prior year. Sensors orders increased 4.7 percent driven by strong demand in the mobile hydraulics market. Backlog at the end of the quarter was a record $387.6 million, up 19.5 percent compared to the prior year.

MTS News Release

Cash and cash equivalents at the end of the second quarter totaled $63.3 million, compared to $59.3 million at the end of the first quarter of fiscal 2016. During the second quarter, operating activities generated cash of $30.0 million. The Company used $6.0 million to repurchase shares and $4.5 million to invest in capital expenditures.

Outlook

Dr. Graves added, “While from time-to-time our Test business can have short-term negative impacts due to the complex and highly engineered project nature of the business, we remain encouraged by the strong market demand profile and order flow of the underlying business. Our Test backlog stands at a new record level and our Test opportunity pipeline is at a near all-time high of $950 million. Our order flow and strong pipeline in Test reflects the continuing macro trends driving investments in research and new product development by our global customer base, particularly in China which grew 46 percent in the quarter following a 63 percent increase in the first quarter. We are also encouraged by the strengthening order activity in our Sensors business, which is gaining momentum as the economies around the world stabilize and begin to strengthen.

“We remain on track to close the acquisition of PCB in our fourth fiscal quarter. The acquisition supports our strategic priorities of enhancing our high-margin product and service offerings, strengthening our global footprint, investing in areas with opportunity to achieve sustainable double-digit top and bottom line growth, and focusing on areas that generate strong free cash performance,” Dr. Graves said.

“While we remain encouraged about the addition of PCB and our extended outlook, due to the inefficiencies that we experienced during the quarter, we are adjusting our earnings guidance for fiscal 2016. Most of the issues that negatively impacted our revenue in the quarter were timing related, and as such we are not adjusting our previously stated revenue guidance range of $570 million to $600 million, excluding any benefits from the PCB acquisition expected in the fourth quarter. Depending on the timing of the closing of the PCB acquisition, we are estimating that our fiscal 2016 revenue could increase by approximately $30 million to $50 million, providing a range of between $600 million and $650 million for the combined company. However, there are a few factors that are negatively impacting our estimated earnings for fiscal 2016. First, the project execution issues that we experienced in the quarter will impact our earnings for the full year. Second, our original earnings guidance included realizing operational efficiency improvements in the second half of the fiscal year. We are not seeing as rapid improvement as we had anticipated given the complexity of our Test project backlog and do not expect to realize the full amount of the improvements that were originally contemplated in our guidance. These two factors, lead us to lower our guidance, excluding any impact from the PCB acquisition, to $2.60 to $3.00 per share for fiscal 2016.

“As it relates to the PCB acquisition, as we previously stated, the transaction will have a negative impact on our GAAP EPS, primarily resulting from non-recurring transaction-related expenses, interest costs, transaction related amortization, and a higher share count resulting from the potential equity financing, partially offset by any additional revenue and earnings gained from PCB. However, as a result of additional work completed on the acquisition, we believe the impact will not be as significant as we originally anticipated. Based on this we are revising our previously issued earnings guidance, including any impact from the PCB acquisition, to $1.20 to $1.60 per share for fiscal 2016,” said Dr. Graves.

Dr. Graves concluded, “This quarter we had several cost items that negatively impacted our bottom line. However, MTS’ markets remain strong, our customer base remains financially strong and investing for their future, and our technologies, products and services are increasingly in demand around the world.”

MTS News Release

Non-GAAP Financial Measures

We believe that disclosing diluted earnings per share excluding the impact from acquisition-related expenses is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Diluted earnings per share excluding this cost is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the acquisition-related expenses to net income and dividing the result by the diluted weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit B to this release.

Second Quarter Conference Call

A conference call will be held on May 11, 2016, at 10 a.m. ET (9 a.m. CT). Call +1-785-830-1997 (Toll Free: +1-800-723-6575) and reference the conference pass code “7350460”. Telephone replay will be available at 1:00 p.m. ET following the call until 1 p.m. ET, May 18, 2016. Call +1-719-457-0820 (Toll Free: +1-888-203-1112) and reference the conference pass code “7350460”.

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com. It will be available on May 12, 2016.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,400 employees as of October 3, 2015 and revenue of $564 million for the fiscal year ended October 3, 2015. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the expected completion and benefits of the PCB acquisition, and other statements that are not historical facts. These statements are based on MTS’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause MTS’s actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the “Risk Factors” section of MTS’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, as well as the following risks related to the proposed PCB acquisition: (1) the proposed transaction may not be completed, or completed within the expected timeframe; (2) costs relating to the proposed transaction may be greater than expected; (3) the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the proposed transaction; (4) problems that may arise in integrating the businesses of the two companies and that the integration may not be successful; (5) the combined company may be unable to achieve the anticipated synergies or those benefits may take longer to realize than expected; (6) the businesses of one or both companies may suffer as a result of uncertainties surrounding the proposed transaction including disruption of relationships with customers, employees or suppliers; (7) increased competition and its effect on pricing; and (8) other risks beyond the control of either party. The reports referenced above are available on MTS’s website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and MTS undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

MTS News Release

MTS SYSTEMS CORPORATION

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	March 28,	April 2,	March 28,
	2016	2015	2016	2015

Revenue	$137,098	$143,955	$277,599	$286,539
Cost of sales	91,954	87,413	179,944	173,166
Gross profit	45,144	56,542	97,655	113,373
Gross margin	32.9%	39.3%	35.2%	39.6%

Operating expenses
Selling, general and administrative	35,021	33,098	68,637	68,554
Research and development	5,752	5,689	11,046	11,253
Total operating expenses	40,773	38,787	79,683	79,807

Income from operations	4,371	17,755	17,972	33,566
Operating margin	3.2%	12.3%	6.5%	11.7%

Interest income (expense), net	(257)	(273)	(458)	(440)
Other income (expense), net	107	(607)	(203)	(1,366)

Income before income taxes	4,221	16,875	17,311	31,760
Provision for income taxes	1,223	5,169	2,539	6,268
Net income	$2,998	$11,706	$14,772	$25,492

Earnings per share
Basic
Earnings per share	$0.20	$0.78	$1.00	$1.69
Weighted average common shares outstanding	14,756	14,986	14,808	15,047

Diluted
Earnings per share	$0.20	$0.77	$0.99	$1.68
Weighted average common shares outstanding	14,851	15,155	14,925	15,212

MTS News Release

MTS SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	April 2,	October 3,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$63,347	$51,768
Accounts receivable, net	96,193	89,829
Unbilled accounts receivable	73,924	77,519
Inventories	95,988	86,303
Other current assets	32,783	22,294
Total current assets	362,235	327,713

Property and equipment, net	82,586	80,454

Goodwill	26,917	27,677
Intangible assets, net	20,583	19,706
Other assets	6,057	5,281
Total assets	$498,378	$460,831

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$21,387	$21,183
Accounts payable	37,311	32,994
Advance payments from customers	98,393	65,734
Other accrued liabilities	59,782	56,741
Total current liabilities	216,873	176,652

Other long-term liabilities	29,304	26,037
Total liabilities	246,177	202,689

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized: 14,728 and 14,932 shares issued and outstanding as of April 2, 2016 and October 3, 2015, respectively	3,682	3,733
Additional paid-in capital	—	4,275
Retained earnings	253,868	255,711
Accumulated other comprehensive income (loss)	(5,349)	(5,577)
Total shareholders' equity	252,201	258,142
Total liabilities and shareholders' equity	$498,378	$460,831

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Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Months Ended
	April 2,	March 28,
Test Segment	2016	2015	% Variance

Orders	$123,890	$135,037	(8%	)

Revenue	$113,797	$118,737	(4%	)
Cost of sales	80,628	75,873	6%
Gross profit	33,169	42,864	(23%	)
Gross margin	29.1%	36.1%

Operating expenses	31,454	29,723	6%

Income from operations	$1,715	$13,141	(87%	)

Sensors Segment

Orders	$24,746	$23,636	5%

Revenue	$23,301	$25,218	(8%	)
Cost of sales	11,326	11,540	(2%	)
Gross profit	11,975	13,678	(12%	)
Gross margin	51.4%	54.2%

Operating expenses	9,319	9,064	3%

Income from operations	$2,656	$4,614	(42%	)

Total Company

Orders	$148,636	$158,673	(6%	)

Revenue	$137,098	$143,955	(5%	)
Cost of sales	91,954	87,413	5%
Gross profit	45,144	56,542	(20%	)
Gross margin	32.9%	39.3%

Operating expenses	40,773	38,787	5%

Income from operations	$4,371	$17,755	(75%	)

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EXHIBIT B

MTS SYSTEMS CORPORATION

Reconciliation of Earnings Per Share Excluding Acquisition-Related Expenses to GAAP Measure

For the Three Months Ended April 2, 2016

(unaudited - in thousands, except per share data)

Net income	$2,998
Acquisition-related expenses, net of tax impact of $386	965
Adjusted net income *	$3,963

Diluted earnings per share	$0.20
Diluted earnings per share - Impact of acquisition-related expenses	0.07
Adjusted diluted earnings per share*	$0.27

* Denotes Non-GAAP financial measure